UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2021

ESCO TECHNOLOGIES INC.

 (Exact Name of Registrant as Specified in Charter)

Missouri	1-10596	43-1554045
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

9900A Clayton Road, St. Louis, Missouri	63124-1186
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 314-213-7200

Securities registered pursuant to section 12(b) of the Act:

Name of each exchange
Title of each class	Trading Symbol(s)	on which registered
Common Stock, par value $0.01 per share	ESE	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.113d-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Retirement

On November 17, 2021, director Larry W. Solley notified the Nominating and Corporate Governance Committee of the Company’s Board of Directors that he has decided to retire from the Board, effective the date of the Company’s 2022 Annual Meeting of Stockholders. Mr. Solley indicated that his retirement from the Board was not due to any disagreement with the Company or concerns relating to the Company’s operations, policies or practices. Mr. Solley, who currently chairs the Nominating and Corporate Governance Committee and also serves on the Human Resources and Compensation Committee, intends to finish his current term. In order to avoid a vacancy on the Board resulting from Mr. Solley’s retirement, the Board of Directors then approved reducing the size of the Board from eight to seven directors upon the expiration of Mr. Solley’s term.

Executive Officers – Long-Term Equity Incentive Awards

As a part of its restructuring of the Company’s LTEI program for senior management begun in early 2021, on April 29, 2021 the Human Resources and Compensation Committee of the Company’s Board of Directors had approved preliminary target dollar values for proposed new Performance Share Units (PSUs) to be awarded to the participants in the LTEI program, including the Company’s three executive officers, subject to the Committee’s final approval of the terms of the PSUs including determination of the specific performance criteria to be used in determining whether and to what extent the awards will pay out at the ends of their performance periods. The PSU awards were scheduled for November to more closely align the setting of the performance targets with the Company fiscal year.

On November 17, 2021 the Committee approved the terms of the PSUs. The fiscal 2022 PSUs will vest after a three-year performance period beginning with fiscal 2022, at which time they will be converted into a currently undeterminable number of shares of Company common stock, which may be less than or greater than the number of PSUs awarded, within certain specified threshold and maximum limits, depending on the degree to which the Company has achieved one or more specified performance goals. If the performance is less than the threshold goal for a particular performance measure, there will be no payout of that portion of the PSUs dependent on that measure. The Company performance goals for the fiscal 2022 PSUs are based on achieving specified EBITDA targets determined by the Committee and specified relative Total Shareholder Return (TSR) targets compared to the TSRs of the companies in a specified peer group approved by the Committee. Provisions relating to the disposition and payout of the PSUs in the event of various contingencies including a change in control of the Company are similar to those previously approved for the RSUs.

On the same date, the Committee also approved increases in the target values approved in April 2021 for the executive officers and granted PSU awards with the target number of shares corresponding to those values based on the 15-day average trading price of the Company’s stock. The actual payout of the PSUs will be in shares whose value at the time of payout and may be greater or less than the target values. For the executive officers, the threshold, target and maximum numbers of shares payable according to the performance criteria, were as follows:

		PSU Payout Potential (Shares)
Name and Title	Target Value	Threshold (50%)	Target (100%)	Maximum (200%)
Victor L. Richey, Chairman, Chief Executive Officer & President	$1,462,905	8,169	16,338	32,676
Christopher L. Tucker, Senior Vice President & Chief Financial Officer	$357,265	1,995	3,990	7,980
David M. Schatz, Senior Vice President, General Counsel & Secretary	$173,976	972	1,943	3,886

Item 8.01  Other Events

On November 17, 2021, in order to more effectively implement the common stock repurchase program adopted by the Board of Directors in August 2021, the Audit and Finance Committee of the Board approved the terms of a specific repurchase plan currently expected to become operational in late 2021 or early 2022. Under the terms of this plan, commonly known as a “10b5-1 Plan,” the Company’s purchasing agent J.P. Morgan Securities LLC will from time to time, when certain predetermined market price or market conditions are met but independently and without specific direction or prior knowledge by the Company, purchase on behalf of the Company up to a specified maximum number of shares of the Company’s common stock. These terms will permit repurchases to occur without violating the prohibitions of SEC Rule 10b-5, whether or not the Company itself is aware of material non-public information at the time of the purchase. The plan has a maximum term of one year but may be extended or renewed by the Audit and Finance Committee.

Item 9.01  Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description of Exhibit
104	Cover Page Inline Interactive Data File

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2021

ESCO TECHNOLOGIES INC.

By:	/s/ Jeffrey D. Fisher
Jeffrey D. Fisher
Assistant and General Counsel